Exhibit 99.1

Executive Incentive Compensation Plans approved on July 28, 2006

On July 28, 2006, the Compensation Committee of the Company’s Board of Directors approved the 2006 Q3 and Q4 Executive Incentive Compensation Plan for Tom A. Vadnais, president of ValueClick U.S. Mr. Vadnais is eligible for quarterly payments of up to $60,000 upon the achievement of certain revenue and earnings targets for the third and fourth quarters of 2006.

Further, on July 28, 2006 the Compensation Committee of the Company’s Board of Directors approved the 2006 Q3 and Q4 and Full Year 2006 Executive Incentive Compensation Plan for Carl White, chief executive officer of ValueClick Europe. Mr. White is eligible for quarterly payments of up to £20,000 and an additional annual payment of up to £20,000 upon the achievement of certain revenue and earnings targets for the respective periods.